Yoshitsu Co., Ltd (Nasdaq Ticker: TKLF) Investor Presentation December 2021 Issuer Free Writing Prospectus dat ed December 20 , 2021 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated October 27 , 2021 Registration Statement No. 333 - 259129

Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of A merican Depository Shares (“ADS s ”) of Yoshitsu Co . , Ltd ("we," "us," "our" or the "Company") and should be read together with the Registration Statement we filed with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 0001836242 / 000121390021054899 /ea 149254 - f 1 a 2 _yoshitsuco . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Univest Securities, LLC via email : info@univest . us , or contact Yoshitsu Co . , Ltd via email : ir@ ystbek . co . jp . This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates . The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation . 2

Forward - Looking Statement This pres enta tion contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this presentation . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items , our ability to execute our growth strategies, including our ability to meet our goals , current and future economic and political conditions , our capital requirements and our ability to raise any additional financing which we may require , our ability to attract customers and further enhance our brand recognition , our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business , trends and competition in the beauty and health products industry , and other assumptions described in this presetation underlying or relating to any forward - looking statements . We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read our prospectus and the documents that we refer to in this presentation and have filed as exhibits to the registration statement completely and with the understanding that our actual future results may be materially different from what we expect . 3

Offering Summary See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. Issuer Yoshitsu Co., Ltd Offering Type Initial Public Offering Proposed Listing/Symbol Nasdaq Capital Market: TKLF Securities Offered 6,000,000 ADSs, or 6,900,000 ADSs if the underwriters exercise their over - allotment option in full Offering Price $4.00 - $6.00 per ADS Net Proceeds Approximately $25.92 million (based upon an assumed initial public offering price of $5.00 per ADS, which is the midpoint of the estimated initial public offering price range) (or approximately $30.06 million if the underwriters exercise their over - allotment option in full) Pre - offering Shares Outstanding 30,000,054 Ordinary Shares Use of Proceeds • approximately 50% to open new directly - operated physical stores and add franchise stores • approximately 25% for brand marketing • approximately 15% to improve our distribution centers and logistics systems • approximately 10% for talent acquisition and retention Underwriters’ Representative Univest Securities, LLC 4

About Us Diversified Products with Sufficient Stock Keeping Units (“SKUs”) Approximately 23,900 SKUs Offering B eauty P roducts ( 12,400 SKUs ) Health P roducts (3 , 6 00 SKUs ) Other P roducts (7 , 9 00 SKUs ) Strong Global Business Network and Customer Base 10 D irectly - operated stores in Japan 18 F ranchise stores in the U.S., Canada, Hong Kong, and U.K. 116 Wholesale customers Note: Data as of June 30, 2021 22 Online stores in Japan and China 5 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Corporate Structure Pre - IPO%/Post - IPO% 2.00%/1.67% 8.91%/7.42% 8.91%/7.42% 80.18%/66.82% 0%/16.67% Public Shareholders Minority Shareholder Grand Elec - Tech Limited Yingjia Yang Mei Kanayama Yoshitsu Co., Ltd Japan , 2006 Tokyo Lifestyle Co., Ltd Japan, 2019 6 100% See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Industry Overview Distribution Channels for Beauty and Health Products in Japan Source : Frost & Sullivan Report 7 Major distribution channels Raw material manufacturing and distribution Beauty and health products manufacturing Wholesale and distribution Retail Direct sales Wholesaler A Wholesaler B … Exclusive agents Authorized agents Retail sales channels: • Department stores • Supermarkets • Specialty stores • Drugstores • Convenience stores • Online channels • Others Raw materials suppliers and distributors Beauty and health product brand owners OEM manufacturers Value Chain of the Beauty and Health Products Market See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Forecast Industry Overview in Japan Source : T he Japan Ministry of Economy, Trade and Industry and Frost & Sullivan Report 2015 - 2020 2021E - 2025E CAGR 9.1% 3.9% 2015 - 20 20 202 1 E - 202 5 E CAGR 14.8% 6. 0 % USD Billion USD Billion 2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2015 2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2015 Forecast 8 Sales Value of Beauty and Health Products (Japan), 2015 - 2025E Online Sales Value of Beauty and Health Products (Japan), 2015 - 2025E • The b eauty and health products market in Japan experienced a growth from in 2015 to in 2020 , representing a . • O nline sales channels have shown a significant growth from in 2015 to in 2020 at a . • O nline sales value of beauty and health products in Japan will reach by the end of 2025 , representing a from 2021 to 2025 . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Industry Overview in Japan Source : T he Japan Ministry of Economy, Trade and Industry and Frost & Sullivan Report USD Billion CAGR 2015 - 2020 2021E - 2025E Beauty products 3.0% 5.0% Health products 5.4% 6.3% Total 4.4% 5.8% Beauty products Health products Thousand 2015 - 20 20 CAGR 1. 5% 2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2015 30.9 32.4 33.4 35.9 36.7 38.2 40.2 42.4 45.0 47.8 29.6 2016 2017 2018 2019 2020 2015 Forecast 9 Drugstore Sales of Beauty and Health Products (Japan), 2015 - 2025E Number of Market Participants in Beauty and Health Products Market (Japan), 2015 - 20 20 • T he drugstore sales of beauty products and health products in Japan are projected to rise at a respectively, from 2021 to 2025 , reaching respectively, by the end of 2025 . • T he number of market participants in the beauty and health products market in Japan increased from in 2015 to in 2020 , representing a . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Forecast Forecast Industry Overview in North America Source : Statistics Canada, United States Census Bureau . and Frost & Sullivan Report USD Billion 2015 - 20 20 202 1 E - 202 5 E CAGR 3. 0% 4. 9 % USD Million 2015 - 2020 2021E - 2025E CAGR 15.5% 6.7% 2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2015 2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2015 10 Sales Value of Beauty and Health Products (North America), 2015 - 2025E Retail Sales Value of Korean and Japanese Beauty and Health Products (North America), 2015 - 2025E • The beauty and health products market in North America rose from in 2015 to in 2020 , representing a . The aging population served as one of the major growth drivers as it brought strong demand for anti - aging beauty products and health products . • R etail sales value of Korean and Japanese beauty and health products in North America is expected to rise continuously with a from in 2021 to in 2025 . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Forecast Industry Overview in the PRC USD Billion 2015 - 20 20 202 1 E - 202 5 E CAGR 8.8% 7.0 % Online sales Offline sales 2015 2020 2025E 2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2015 Source : Frost & Sullivan Report 11 Sales Value of Beauty and Health Products (the PRC), 2015 - 202 5 E Online and Offline Sales of Beauty and Health Products in the PRC, 2015, 2020 & 2025E • M arket size of beauty and health products by sales value rose rapidly from in 2015 to in 2020 , representing a . • The skincare and cosmetics segment accounted for the largest proportion of the total beauty and health products market in the PRC and achieved the among all beauty and health product segments from 2015 to 2020 . • S ales value of beauty and health products in the PRC will reach by the end of 2025 , representing a from 2021 to 2025 . • O nline sales segment will increase to account for of the total beauty and health products market in the PRC by the end of 2025 . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Market Drivers and Opportunities China Japan North America • Increasing disposable income • Rapid growth of e - commerce • Expanding share of beauty and health products for men • Popularity of medical - grade products • Aging population and rising healthcare awareness • Expanding tourists’ consumption • Growing interests in natural, organic, and environmentally - friendly products • Rising expenditure on anti - aging and multifunctional products 12 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Investment Highlights 1 2 3 13 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Our Growth Strategies Expanding into New Markets by Opening New Stores • Open 10 additional directly - operated physical stores in suburban areas surrounding Tokyo during the next five years. • Add an aggregate of 10 new franchise stores in the U.S., Canada, Hong Kong, Australia, New Zealand, and the U.K. during the next five years. Developing Our Own Private Label Products • We have been exploring the possibility of adding facial masks, facial essences, T - shirts, other footwear, and face masks, among others. Improving Customer Experience and Enhance Customer Loyalty • Increase our fulfillment speed, improve the packaging of our products, and offer more customized services to our online store customers. • Engage with our customers and receive real - time feedback on our product and services, and plan to refine our online store shopping experience by integrating our online stores with social media platforms and livestreaming e - commerce. Enhancing Our Technology Platform and Infrastructure • Invest in I.T. and equipment to enhance operational efficiency and reliability, improve customer experience, and reduce costs . • Open a new distribution center in the U.S. in 2022 or 2023 to support and replenish inventory at our franchise stores in the U.S. and Canada. 14 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Product Categories Beauty Products ： ~ 12,400 SKUs Health Products ： ~ 3,600 SKUs Other Products ： ~ 7,900 SKUs • Cosmetics • Skin care • Cosmetic applicators • Fragrance • Body care • Beauty products for men • Beauty products for baby and children • Over - the - counter drugs • Nutritional supplements • Medical supplies and devices • Lingerie • Home goods • Food • Alcoholic beverages • Miscellaneous 15 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Physical Stores 10 physical stores under the names “Tokyo Lifestyle” and “ 東京生活館 ” in 5 cities in Japan • Product quality • Front - end sales • Customer service quality • Shopping environment • Rigorous analytical process to identify new store locations • Busy commercial districts or popular tourist attractions • Evaluation includes market characteristics, income and education levels 16 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Online Stores • 22 online stores on our websites and various e - commerce marketplaces in Japan and China • Browsing • Sales Functionalities • Product Reviews • Personalized Services Distribution Centers Third - Party Warehouses 17 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. All marks are trademarks or registered trademarks of their respective owners. The display of trademarks herein does not imply t hat a license of any kind has been granted.

Franchise Store s Our franchisees are granted a revocable license and non - exclusive right to use certain of our trademarks, such as “ ” and “ ”. Yuen Long, Hong Kong Tsim Sha Tsui, Hong Kong franchise stores in Hong Kong Toronto, Ontario Toronto, Ontario franchise stores in Canada New York City, New York Los Angeles, California franchise stores in the U.S. franchise store in the U.K. London, UK London, UK 18 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Distribution and Warehouse Management Monitor when the product is and by the third - party logistics companies Repackage different types of products ordered by the same customer to our for optimized storage and sourcing in our distribution centers Closely monitor each step of the fulfillment process from: • A purchase order is in distribution centers • Inventory is and of inventory levels across our distribution centers at each distribution center 19 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. All marks are trademarks or registered trademarks of their respective owners. The display of trademarks herein does not imply th at a license of any kind has been granted.

Management Team • Mr. Kanayama has served as our representative director since June 2009 and a director since January 2008, and the representative director and director of Tokyo Lifestyle since October 2019. • Mr. Kanayama served as the president of Hirona Co., Ltd. between May 2008 and March 2012. • Mr. Kanayama served as a sales manager at Yonechiku Co., Ltd. between July 2000 and September 2007. • Mr. Haga has served as a director since June 2021 and a corporate officer since September 2020. • Mr. Haga worked at MUFG Bank, Ltd. from April 1991 to August 2020, in various roles, including deputy branch manager, senior investigator, and investigator, among others. • Mr. Haga received his law degree from Hitotsubashi University in 1991. 20 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. Mei Kanayama Representative Director and Director (Principal Executive Officer) Youichiro Haga Director and Corporate Officer (Principal Accounting and Financial Officer)

Board of Directors Yoji Takenaka Independent Director • Mr . Takenaka has severed as our independent director since June 2021 . • Mr . Takenaka has been an attorney at Takenaka Law Office, which he founded, since April 2005 . • Mr . Takenaka worked as an attorney at Yamamoto Takayuki Law Office from April 1993 to March 2005 . • Mr . Takenaka received his bachelor’s degree in Politics from Waseda University in 1986 . Tetsuya Sato Independent Director • Mr . Sato has served as our independent director since June 2021 . • Mr . Sato has served as the CFO of RSK Co . , Ltd since July 2019 . • Mr . Sato served as president of WDM Co . , Ltd between June 2017 and June 2019 . • Mr . Sato was in charge of business related to Nippon Telegraph and Telephone at Terrada Logicom Co . , Ltd in Mitsubishi Corporation between January 2005 and May 2016 . • Mr . Sato received his Doctor of Business Administration degree from Josai International University in 2020 . Yukihisa Kitamura Independent Director • Mr . Kitamura has served as our independent director since June 2021 . • Mr . Kitamura has worked at Josai University Educational Corporation since April 2012 , and served as its administrative director since November 2016 , chief official at the office of the chancellor between April 2013 and November 2016 , vice - president at Josai International Center for the Promotion of Art & Sciences between September 2012 and March 2013 , and assistant to the chancellor between April 2012 and August 2012 . • Mr . Kitamura received his Bachelor of Science in Literature and Science from Chiba University in 1971 . Mei Kanayama Representative Director and Director (Principal Executive Officer) • Mr . Kanayama has served as our representative director since June 2009 and a director since January 2008 , and the representative director and director of Tokyo Lifestyle since October 2019 . • Mr . Kanayama served as the president of Hirona Co . , Ltd . between May 2008 and March 2012 . • Mr . Kanayama served as a sales manager at Yonechiku Co . , Ltd . between July 2000 and September 2007 . Sen Uehara Director • Mr . Uehara has served as a director since March 2020 . • Mr . Uehara served as a department head of Yoshitsu, responsible for human resources and system, between September 2017 and February 2020 . • Mr . Uehara served as a manager at Otsuka Corporation (OTCMKTS : OSUKF), between April 2003 and July 2017 . • Mr . Uehara received his bachelor’s degree in Economics from Musashi University in 2003 . Youichiro Haga Director and Corporate Officer (Principal Accounting and Financial Officer) • Mr . Haga has served as a director since June 2021 and a corporate officer since September 2020 . • Mr . Haga worked at MUFG Bank, Ltd . from April 1991 to August 2020 , in various roles, including deputy branch manager, senior investigator, and investigator, among others . • Mr . Haga received his law degree from Hitotsubashi University in 1991 . 21 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Financial Highlights US$ Million Revenue, Gross Profit and Net Income Gross Profit Margin Note: Fiscal Year Ended March 31 19.7% 18.0% 17.0% 17.5% 18.0% 18.5% 19.0% 19.5% 20.0% FY2020 FY2021 Gross Profit Margin 22 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Financial Highlights Note: Fiscal Year Ended March 31 Revenue by Distribution Channels Revenue by Geographic Areas Revenue by Product Categories US$ Million US$ Million US$ Million Directly - operated physical stores Online stores Franchise stores and wholesale customers Japanese Domestic Market China Market Other Overseas Markets Beauty Products Health Products Other Products 23 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Contact Investor Relations Ascent Investor Relations LLC Tina Xiao President Email: tina.xiao@ascent - ir.com Tel: +1 - 917 - 609 - 0333 Address: 733 Third Avenue, 16th Floor New York, NY 10017 USA Edric Guo CEO Email: yguo@univest.us Tel: +1 - 646 - 775 - 0000 Address: 75 Rockefeller Plaza, Suite 1838 New York, NY 10019 USA Underwriter Univest Securities, LLC Issuer Yoshitsu Co., Ltd Email: ir@ ystbek.co.jp Address: Harumi Building, 2 - 5 - 9 Kotobashi, Sumida - ku, Tokyo,130 - 0022 Japan